UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

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ZYMOGENETICS, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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May 3, 2004

Dear Shareholder:

I am pleased to invite you to the ZymoGenetics 2004 Annual Meeting of Shareholders. The meeting will be at 8:00 a.m. on Thursday, June 10, 2004, at the headquarters of ZymoGenetics, 1201 Eastlake Avenue East, Seattle, Washington.

At the meeting, you will have the opportunity to elect two directors to the ZymoGenetics Board of Directors and transact any other business properly presented at the meeting. In addition, you will have the opportunity to hear what has happened in our business in the past year and to ask questions. You will find other detailed information about ZymoGenetics and our operations, including our audited financial statements, in the enclosed 2003 Annual Report to Shareholders.

We hope you can join us on June 10. Whether or not you can attend, please read the enclosed Proxy Statement. When you have done so, please mark your votes on the enclosed proxy card, sign and date the proxy card, and return it to us in the enclosed envelope. Your vote is important, so please return your proxy card promptly.

Sincerely,

Bruce L.A. Carter, Ph.D.

President and Chief Executive Officer

ZYMOGENETICS, INC.

1201 Eastlake Avenue East

Seattle, Washington 98102

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To Be Held Thursday, June 10, 2004

May 3, 2004

DEAR SHAREHOLDER:

On Thursday, June 10, 2004, ZymoGenetics, Inc. will hold its 2004 Annual Meeting of Shareholders at the headquarters of ZymoGenetics, 1201 Eastlake Avenue East, Seattle, Washington. The Annual Meeting will begin at 8:00 a.m. Only shareholders owning common stock at the close of business on April 26, 2004 can vote at this meeting or any adjournments that may take place. At the Annual Meeting, we will ask you to:

•	elect two members of the board of directors; and

•	transact any other business properly presented at the meeting.

Your Board of Directors recommends that you vote in favor of the proposal outlined in the Proxy Statement.

At the Annual Meeting, we will also report on the 2003 business results of ZymoGenetics and other matters of interest to shareholders.

To ensure your representation at the Annual Meeting, you are urged to complete, sign, date and return the enclosed proxy card as soon as possible in the enclosed postage prepaid envelope. Your stock will be voted in accordance with the instructions you give on your proxy card. You may, of course, attend the Annual Meeting and vote in person even if you have previously returned your proxy card.

The approximate date of mailing for the Proxy Statement and accompanying proxy card is May 3, 2004.

By Order of the Board of Directors,

Bruce L.A. Carter, Ph.D.

President and Chief Executive Officer

Please note that attendance at the Annual Meeting will be limited to shareholders as of the record date, or their authorized representatives, and guests of ZymoGenetics.

ZYMOGENETICS, INC.

PROXY STATEMENT

INFORMATION CONCERNING SOLICITATION AND VOTING

General

The Board of Directors of ZymoGenetics, Inc. (“ZymoGenetics”) is sending you this Proxy Statement in connection with its solicitation of proxies for use at the ZymoGenetics 2004 Annual Meeting of Shareholders. The Annual Meeting will be held on Thursday, June 10, 2004, at the headquarters of ZymoGenetics, 1201 Eastlake Avenue East, Seattle, Washington, at 8:00 a.m. ZymoGenetics intends to give or mail to shareholders definitive copies of this Proxy Statement and accompanying proxy card on or about May 3, 2004.

Record Date and Outstanding Shares

Only those shareholders owning common stock of ZymoGenetics at the close of business on April 26, 2004, the record date for the Annual Meeting, can vote. As of that date, there were approximately 53 million issued and outstanding shares of common stock.

Quorum

A quorum for the Annual Meeting is a majority of the votes entitled to be cast on a matter by holders of shares of common stock entitled to vote, and present, whether in person or by proxy, at the Annual Meeting.

Revocability of Proxies

If you give your proxy card to ZymoGenetics, you have the power to revoke it at any time before it is exercised. Your proxy card may be revoked by:

•	notifying the Secretary of ZymoGenetics in writing before the Annual Meeting;

•	delivering to the Secretary of ZymoGenetics before the Annual Meeting a signed proxy card with a later date; or

•	attending the Annual Meeting and voting in person.

Voting

You are entitled to one vote for each share of common stock you hold. For the election of directors, the two directors who receive the greatest number of affirmative votes cast by holders of common stock present, in person or by proxy, and entitled to vote at the Annual Meeting will be elected to the Board of Directors. You are not entitled to cumulate votes in the election of directors.

If your shares are represented by proxy, they will be voted in accordance with your directions. If your proxy is signed and returned without any direction given, your shares will be voted in accordance with our recommendations. ZymoGenetics is not aware, as of the date of this Proxy Statement, of any matters to be voted on at the Annual Meeting other than as stated in this Proxy Statement and the accompanying Notice of Annual Meeting of Shareholders. If any other matters are properly brought before the Annual Meeting, the enclosed proxy card gives discretionary authority to the persons named in it to vote the shares.

Abstentions and broker nonvotes (i.e., shares held by a broker or nominee that are represented at the meeting, but with respect to which such broker or nominee is not empowered to vote on a particular proposal) will be counted as shares that are present and entitled to vote for purposes of determining the presence of a quorum at the Annual Meeting. For the election of directors, the director nominees receiving the highest number of votes, up to the number of directors to be elected, shall be elected, and accordingly abstentions and broker nonvotes will have no effect on the election of directors because they will not represent votes cast at the Annual Meeting.

Attendance at the Annual Meeting

If you own shares of record, you may attend the Annual Meeting and vote in person, regardless of whether you have previously voted on a proxy card. If you own shares through a bank or brokerage account, you may attend the Annual Meeting, but you must bring account statements or letters from the bank or brokerage firm showing that you owned ZymoGenetics common stock as of April 26, 2004. Additionally, if you own shares through a bank or brokerage account, to vote your shares in person at the meeting, you must obtain a “legal proxy” from the bank or brokerage firm that holds your shares. You should contact your account representative to learn how to obtain a “legal proxy.”

Solicitation of Proxies

Proxies may be solicited by certain of ZymoGenetics’ directors, officers and regular employees, without payment of any additional compensation to them. Proxies may be solicited by personal interview, mail, electronic mail or telephone. Any costs relating to such solicitation of proxies will be borne by ZymoGenetics. In addition, ZymoGenetics may reimburse banks, brokerage firms and other persons representing beneficial owners of shares of common stock for their expenses in forwarding proxy materials to such beneficial owners.

ELECTION OF DIRECTORS

In accordance with the bylaws of ZymoGenetics, the Board of Directors has fixed the number of directors constituting the Board at eight. The Board is divided into three classes, with one class of directors elected to a three-year term at each annual meeting of shareholders. At the 2004 Annual Meeting, two directors will be elected to hold office until the 2007 Annual Meeting of Shareholders, or until their respective successors are elected and qualified. Lori F. Rafield is resigning as a director of ZymoGenetics effective as of the date of the 2004 Annual Meeting; the nominating committee of the Board is considering potential candidates to fill this vacancy.

The Board of Directors has nominated Bruce L.A. Carter, Ph.D. and Edward E. Penhoet, Ph.D. as nominees for election to the Board. Unless otherwise instructed, persons named in the accompanying proxy card will vote for these nominees. Although ZymoGenetics anticipates that these nominees will be available to serve as directors, should either of them not accept the nomination, or otherwise be unable to serve, the proxies will have discretionary authority to vote for a substitute nominee.

The Board of Directors recommends a vote “FOR” approval of this proposal.

Nominees for the Board of Directors

Bruce L.A. Carter, Ph.D., age 60, has served as our President and Chief Executive Officer since April 1998 and a director since 1987. From 1994 to April 2000, Dr. Carter was Corporate Executive Vice President and Chief Scientific Officer for Novo Nordisk A/S. From 1994 to December 1998, Dr. Carter served as Chairman of the Board of ZymoGenetics and, from 1988 to 1994, served as our President. He joined ZymoGenetics in 1986 as Vice President of Research and Development. From 1982 to 1986, Dr. Carter held various positions at G.D. Searle & Co., Ltd., a British pharmaceutical company, including Head, Molecular Genetics. From 1975 to 1982, he was a Lecturer at Trinity College, University of Dublin. Dr. Carter received a B.Sc. with Honors in Botany from the University of Nottingham and a Ph.D. in Microbiology from Queen Elizabeth College, University of London. Dr. Carter currently serves on the board of Biotechnology Industry Organization (BIO).

Edward E. Penhoet, Ph.D., age 63, has served as one of our directors since May 2000. Since July 2002, Dr. Penhoet has served as the Chief Program Officer, Science and Higher Education of the Gordon and Betty Moore Foundation. Since September 2000, Dr. Penhoet has been a director of the Alta Biopharma II Fund at Alta Partners, a venture capital firm. He served as Dean of the School of Public Health at the University of California, Berkeley from July 1998 to July 2002. From May 1998 to February 2001, Dr. Penhoet served as Vice Chairman of the Board of Chiron Corporation, a biotechnology company, which he co-founded in 1981. From 1981 to May 1998, he served as President, Chief Executive Officer and a director of Chiron. From 1971 to 1981, he was a faculty member in the Department of Biochemistry at the University of California, Berkeley. Dr. Penhoet currently serves as a director of Chiron, Eyetech Pharmaceuticals, Inc. and Renovis, Inc. Dr. Penhoet received a B.A. in Biology from Stanford University and a Ph.D. in Biochemistry from the University of Washington.

Continuing Directors with terms ending in 2005

Jonathan S. Leff, age 35, has served as one of our directors since November 2000. Since January 2000, Mr. Leff has served as a General Partner of Warburg, Pincus & Co., which is the Managing Partner of Warburg Pincus LLC, and as a Managing Director of Warburg Pincus LLC, a private equity investment firm. From January 1999 to December 1999, Mr. Leff served as a Vice President of Warburg Pincus LLC and served as an Associate from July 1996 to December 1998. Mr. Leff currently serves as a director of InterMune, Inc. and Transkaryotic Therapies, Inc. Mr. Leff received a B.A. in Government from Harvard College and an M.B.A. from Stanford University.

George B. Rathmann, Ph.D., age 76, has served as our Chairman of the Board since December 2000 and as one of our directors since May 2000. Since February 2000, Dr. Rathmann has served as Chairman of the Board of Hyseq, Inc., a biotechnology company, and its successor company through merger, Nuvelo, Inc. From May 2000 to March 2001, he served as Chief Executive Officer of Hyseq and, from May 2000 to January 2001, he served as its President. From 1990 to June 2000, Dr. Rathmann served as Chairman of the Board of ICOS Corporation, a biotechnology company, which he co-founded in 1990, and, from 1991 to June 1999, he served as Chief Executive Officer and President of ICOS. From 1980 to 1990, Dr. Rathmann served as President and Chief Executive Officer of Amgen, Inc., a biopharmaceutical company, which he co-founded in 1980, and, from 1986 to 1990, he also served as Chairman of the Board of Amgen. From 1977 to 1980, Dr. Rathmann served as a Divisional Vice President of Abbott Laboratories, Inc., a health care products manufacturer and, from 1975 to 1977, he served as Director of Research and Development of the Diagnostics Division of Abbott. Dr. Rathmann received a B.S. in Physical Chemistry from Northwestern University and an M.S. and Ph.D. in Physical Chemistry from Princeton University.

Lars Rebien Sørensen, age 49, has served as one of our directors since January 1996. Mr. Sørensen has served as President and Chief Executive Officer of Novo Nordisk A/S since November 2000. From 1994 to November 2000, he was a member of Corporate Management at Novo Nordisk A/S. From 1989 to 1994, he served as President, International Operations of the Bioindustrial Group of Novo Nordisk A/S. Mr. Sørensen joined the Enzymes Marketing Department of Novo Nordisk A/S in 1982. He currently serves as a director of Scandinavian Airlines System AB. Mr. Sørensen received a B.Sc. in International Economics from the Copenhagen Business School and an M.A. in Forestry from the Royal Danish Veterinary and Agricultural University.

Continuing Directors with terms ending in 2006

David I. Hirsh, Ph.D., age 65, has served as one of our directors since November 2000. Dr. Hirsh has served as the Executive Vice President for Research at Columbia University since September 2003. From 1990 to September 2003, he was the Robert Wood Johnson, Jr. Professor and Chairman of the Department of

Biochemistry and Molecular Biophysics at the College of Physicians and Surgeons of Columbia University. From 1984 to 1990, he served as Executive Vice President of Research at Synergen, Inc., a biotechnology company. From 1971 to 1985, he served as a Professor at the University of Colorado. Dr. Hirsh received a B.A. in Biology from Reed College and a Ph.D. in Biochemistry from Rockefeller University.

Kurt Anker Nielsen, age 58, has served as one of our directors since June 1997. From December 2000 to his retirement in September 2003, Mr. Nielsen served as Co-Chief Executive Officer of Novo A/S. From 1996 to December 2000, he served as Deputy Chief Executive Officer of Novo Nordisk A/S. Mr. Nielsen held numerous positions at Novo Nordisk A/S since joining the company in 1974. From 1989 to December 2000, he served as its Chief Financial Officer; from 1985 to 1989, as Executive Vice President of Corporate Finance; from 1984 to 1985, as Vice President of Corporate Planning and Communications; and from 1977 to 1984, as Head of the Corporate Planning Department. From 1973 to 1974, Mr. Nielsen served as a management consultant at Booz, Allen and Hamilton of Scandinavia, a management consulting firm. From 1972 to 1973, he served as a business economist at Carlsberg A/S, a Danish brewing company. Mr. Nielsen currently serves as a director of Coloplast A/S, DakoCytomation A/S, Novo A/S, Novo Nordisk A/S, Novozymes A/S and TDC A/S. Mr. Nielsen received a B.A. in Economics and an M.A. in Commerce from the Copenhagen Business School.

All of our current directors were elected pursuant to a shareholders’ agreement, effective November 10, 2000. Pursuant to this agreement, we will nominate and Novo Nordisk Pharmaceuticals, Inc. will vote its shares in favor of two directors designated by Warburg, Pincus Equity Partners, L.P. and certain of its affiliates as long as Warburg, Pincus Equity Partners and these affiliates continue to hold at least 75% of the shares of our common stock issued to Warburg, Pincus Equity Partners and these affiliates upon conversion of our Series B preferred stock at the time of our initial public offering, or one director if Warburg, Pincus Equity Partners and these affiliates continue to hold at least 50% of these shares. Similarly, we will nominate and Warburg, Pincus Equity Partners and certain of its affiliates will vote its shares in favor of two directors designated by Novo Nordisk Pharmaceuticals as long as Novo Nordisk Pharmaceuticals, together with its affiliates, continues to hold at least 75% of the total number of shares of common stock held as of November 10, 2000 together with those shares of common stock resulting from the conversion of our Series A preferred stock, or one director if Novo Nordisk Pharmaceuticals continues to hold at least 50% of these shares. The current directors designated by Warburg, Pincus Equity Partners and its affiliates are Dr. Hirsh and Mr. Leff and the current directors designated by Novo Nordisk Pharmaceuticals are Messrs. Nielsen and Sørensen.

Information on Committees of the Board of Directors and Meetings

During the last fiscal year, there were five meetings of the Board of Directors. Each of our directors, other than Dr. Rathmann, attended at least 75% of the Board meetings and the meetings of the committees on which they served. Other than Dr. Carter, who serves as our President and Chief Executive Officer, and Mr. Sørensen, all of our current directors are “independent” as such term is defined in the Marketplace Rules of the National Association of Securities Dealers (NASD). The Board has a compensation committee, an audit committee and a nominating committee.

Compensation Committee.    The compensation committee reviews the compensation of our executive officers and directors, carries out duties under our incentive compensation plans and other plans approved by us as may be assigned to the committee by the Board of Directors and makes recommendations to the Board regarding these matters. The current members of the compensation committee are Edward E. Penhoet (chairman), Jonathan S. Leff and Lori F. Rafield (through the date of the Annual Meeting). Dr. Rafield is resigning as a director of ZymoGenetics effective as of the date of the 2004 Annual Meeting. Each of the members of the compensation committee is independent in accordance with the applicable rules promulgated by the NASD. The compensation committee met four times during the last fiscal year.

Audit Committee.    The audit committee selects and oversees our independent auditors, reviews the scope and results of audits, submits appropriate recommendations to the Board of Directors regarding audits, reviews our internal controls, reviews filings with the Securities and Exchange Commission (the “Commission”) and other public documents containing our financial statements, and performs other duties specified in its written committee charter, which is provided herewith as Exhibit A and which is also posted on our website at www.zymogenetics.com. The current members of the audit committee are Kurt Anker Nielsen (chairman), Edward E. Penhoet and George B. Rathmann, all of whom are independent in accordance with the applicable rules promulgated by the Commission and the NASD. The audit committee met six times during the last fiscal year.

Nominating Committee.    The nominating committee, following consultation with other members of the Board of Directors, makes recommendations to the full Board concerning the size and composition of the Board, evaluates the qualifications of prospective candidates to fill vacancies on the Board and makes recommendations as to particular nominees. The nominating committee considers, in making its recommendations, candidates proposed by the Chief Executive Officer, and within the bounds of practicality or as required by law, by any other senior executive officer, any director or any shareholder of ZymoGenetics. The nominating committee is also responsible for performing other related duties as set forth in its written charter, which is posted on our website. The current members of the nominating committee are George B. Rathmann and Kurt Anker Nielsen, both of whom are independent in accordance with applicable rules promulgated by the NASD. The nominating committee did not meet during the last fiscal year.

Shareholders may recommend Board of Director nominees to the nominating committee by contacting the Secretary of ZymoGenetics at our executive offices in writing and including the information required by section 3.3 of our bylaws in such communication. The criteria used by the nominating committee in recommending candidates to the full Board include: industry knowledge and experience, particularly in the context of the Board’s needs; skills; diversity; age; service on other boards; ethical standards and integrity; and independence. It is our policy that the directors who are up for election at the Annual Meeting attend the Annual Meeting. All of the nominees up for election at the 2003 Annual Meeting of Shareholders and each of the incumbent board members other than Dr. Penhoet and Dr. Rathmann attended the 2003 Annual Meeting of Shareholders.

Shareholder Communications with the Board of Directors

The Board of Directors provides a process for shareholders to send communications to the Board or any of the directors. Shareholders may send written communications to the Board or any individual director c/o Secretary, ZymoGenetics, Inc., 1201 Eastlake Avenue East, Seattle, Washington 98102. All communications will be compiled by the Secretary of ZymoGenetics and submitted to the Board or the individual directors on a periodic basis.

Compensation of Directors

In 2003, George B. Rathmann and Edward E. Penhoet each received a $10,000 annual retainer for their service on the Board of Directors. In addition, they each received $4,000 for each Board meeting they attended in person and $500 for each telephonic meeting in which they participated. Neither Dr. Rathmann nor Dr. Penhoet receives additional compensation for his services as a member of a committee of the Board. None of the other directors received cash compensation for services as a director or member of committees of the Board in 2003. We reimbursed our directors for their reasonable expenses incurred in attending meetings of the Board and its committees.

Beginning in 2004, all of our directors, with the exception of Dr. Carter, are entitled to receive director compensation in the form of annual retainers and meeting fees. The base annual retainer is $10,000 for service as a director, which can increase by up to $10,000 for service on committees or as a chairperson of the Board or a committee. Additionally, each director is eligible to receive $2,500 per quarterly Board meeting attended. We will continue to reimburse our directors for their reasonable expenses incurred in attending meetings in addition to the retainers and meeting fees.

On the date of each annual meeting occurring after our initial public offering, each of our continuing nonemployee directors has received a nonqualified stock option grant for the number of shares of our common stock determined by dividing $100,000 by the closing share price on that date. Beginning in 2004, each annual grant will be for 7,500 shares regardless of the price of our common stock. Upon the initial election of any new nonemployee director, the director will receive a nonqualified stock option grant for 20,000 shares. In both instances, the exercise price will be equal to the closing share price on the date of grant and the options will fully vest on the date of the next annual meeting, provided that at least five months have passed since the option was granted.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth as of March 31, 2004 certain information regarding the beneficial ownership of our common stock by:

•	each person known by ZymoGenetics to beneficially own 5% or more of a class of our common stock;

•	each director of ZymoGenetics;

•	each executive officer of ZymoGenetics for whom compensation information is given in the Summary Compensation Table in this Proxy Statement; and

•	all directors and executive officers of ZymoGenetics as a group.

Beneficial Owner	Outstanding Shares Beneficially Owned(1)	Percent of Class(2)
Novo Nordisk Pharmaceuticals, Inc. (3)	21,759,861	41.2%
100 College Road West
Princeton, NJ 08540
Warburg, Pincus Equity Partners, L.P. (4) 466 Lexington Avenue New York, NY 10017	7,223,760	13.7
Wellington Management Company, LLP (5) 75 State Street Boston, MA 02109	3,817,477	7.2
Apax Partners, Inc. (6) 2100 Geng Road, Suite 150 Palo Alto, CA 94303	2,840,398	5.4
George B. Rathmann, Ph.D. (7)	761,634	1.4
Bruce L.A. Carter, Ph.D. (8)	1,049,151	2.0
David I. Hirsh, Ph.D. (9)	42,252	*
Jonathan S. Leff (10)	7,237,112	13.7
Kurt Anker Nielsen (11)	13,352	*
Edward E. Penhoet, Ph.D. (11)	141,602	*
Lori F. Rafield, Ph.D. (12)	2,853,750	5.4
Lars Rebien Sørensen (13)	21,773,213	41.2
Frank D. Collins, Ph.D. (11)	280,000	*
James A. Johnson (14)	265,250	*
Jan K. Öhrström, M.D. (11)	273,125	*
Mark D. Young, Ph.D. (15)	171,353	*
Directors and executive officers as a group (14 persons) (16)	34,980,775	63.3

*	Less than 1% of the outstanding shares of common stock.

(1)	Beneficial ownership is determined in accordance with rules of the Commission and includes shares over which the indicated beneficial owner exercises voting and/or investment power. Shares of common stock subject to options currently exercisable or exercisable within 60 days are deemed outstanding for computing the percentage ownership of the person holding the options but are not deemed outstanding for computing the percentage ownership of any other person.

(2)	Based on a total of 52,830,159 shares of common stock outstanding as of March 31, 2004.

(3)	The amount shown includes 866,541 shares held by Novo A/S. Novo A/S is the controlling shareholder of Novo Nordisk A/S and Novo Nordisk A/S is the parent company of Novo Nordisk of North America, Inc., which is the parent company of Novo Nordisk Pharmaceuticals, Inc.

(4)	Warburg, Pincus Equity Partners, L.P. includes three affiliated partnerships. Warburg, Pincus & Co. is the sole general partner of Warburg, Pincus Equity Partners, L.P., which is managed by Warburg Pincus LLC. Warburg, Pincus Equity Partners, L.P., Warburg, Pincus & Co. and Warburg Pincus LLC have shared voting and dispositive power with respect to these shares. The information provided in this footnote is based on information contained in a Schedule 13G filed with the Commission by Warburg, Pincus Equity Partners, L.P. on February 13, 2003.

(5)	Wellington Management Company, LLP (“WMC”), in its capacity as investment advisor, holds shared voting power with respect to 2,642,277 of the amount of shares shown and shared dispositive power with respect to 3,817,477 of the amount of shares shown. The information provided in this footnote is based on information contained in a Schedule 13G filed with the Commission by WMC on February 12, 2004.

(6)	Apax Partners, Inc., formerly Patricof & Co. Ventures, Inc., includes four related entities, which collectively hold 2,840,398 shares. Apax Partners, Inc. is the sole general partner of these entities and may be deemed to have shared voting and dispositive power with respect to the shares held by each of these entities. The amount shown excludes 1,348,131 shares held by funds managed or advised by Apax Partners & Co., Ltd. (UK), a firm associated with Apax Partners, Inc. The information provided in this footnote is based on information contained in a Schedule 13G filed with the Commission by Apax Partners, Inc. on February 17, 2004.

(7)	The amount shown includes 400,000 shares held by the George B. and Francis J. Rathmann Trust DTD 9/4/89. Also included are 252,000 shares subject to options exercisable within 60 days of March 31, 2004.

(8)	The amount shown includes 893,651 shares subject to options exercisable within 60 days of March 31, 2004.

(9)	The amount shown includes 13,352 shares subject to options exercisable within 60 days of March 31, 2004.

(10)	Jonathan S. Leff, one of our directors, is a general partner of Warburg, Pincus & Co. and a managing director and member of Warburg Pincus LLC. Mr. Leff may be deemed to have an indirect pecuniary interest in an indeterminate portion of the shares held by the Warburg Pincus entities. 7,223,760 shares indicated as owned by Mr. Leff are included because of his affiliation with the Warburg Pincus entities. Mr. Leff disclaims beneficial ownership of all shares owned by the Warburg Pincus entities. The amount shown also includes 13,352 shares subject to options exercisable within 60 days of March 31, 2004.

(11)	The amount shown represents shares subject to options exercisable within 60 days of March 31, 2004.

(12)	Lori F. Rafield, one of our directors, is a general partner of Apax Partners, Inc., formerly Patricof & Co. Ventures, Inc. Dr. Rafield may be deemed to have shared voting and investment power with respect to the 2,840,398 shares held by the entities affiliated with Apax Partners, Inc. Dr. Rafield disclaims beneficial ownership of all shares held by the entities affiliated with Apax Partners, Inc. The amount shown also includes 13,352 shares subject to options exercisable within 60 days of March 31, 2004. Dr. Rafield is resigning from the Board of Directors effective as of the date of the 2004 Annual Meeting.

(13)	Mr. Sørensen, one of our directors, is the President and Chief Executive Officer of Novo Nordisk A/S and thus Mr. Sørensen may be deemed to have shared voting and investment power with respect to shares held by Novo Nordisk Pharmaceuticals, Inc. and Novo A/S. Mr. Sørensen disclaims beneficial ownership of the shares held by these entities. The amount shown also includes 13,352 shares subject to options exercisable within 60 days of March 31, 2004.
(14)	The amount shown includes 211,250 shares subject to options exercisable within 60 days of March 31, 2004.

(15)	The amount shown includes 170,749 shares subject to options exercisable within 60 days of March 31, 2004.

(16)	The amount shown includes 2,421,470 shares subject to options exercisable within 60 days of March 31, 2004.

EXECUTIVE OFFICERS

The following persons are executive officers of ZymoGenetics and will serve in the capacities noted until June 10, 2004, or until the election and qualification of their successors. Each officer named below is expected to be re-elected at the meeting of the Board of Directors to be held on June 10, 2004.

Name	Age	Positions and Offices with ZymoGenetics	Officer Since
Bruce L.A. Carter, Ph.D.	60	President and Chief Executive Officer and Director	1998
Frank D. Collins, Ph.D.	60	Senior Vice President of Research and Chief Scientific Officer	2000
Fredrik Henell, M.D., Ph.D.	55	Senior Vice President, Business Development	2003
James A. Johnson	47	Senior Vice President, Chief Financial Officer and Treasurer	2001
Jan K. Öhrström, M.D.	47	Senior Vice President of Development and Chief Medical Officer	2000
Suzanne M. Shema	46	Senior Vice President, Intellectual Property and Legal Affairs	2001
Mark D. Young, Ph.D.	53	Senior Vice President, Technical Operations	2001

For a biographical summary of Dr. Carter, see “ELECTION OF DIRECTORS.”

Frank D. Collins, Ph.D. has served as our Senior Vice President of Research since July 2000 and as our Chief Scientific Officer since April 2001. From 1993 to July 2000, Dr. Collins served as Vice President, Neurological and Metabolic Disorders at Amgen. From 1987 to 1993, Dr. Collins served as Vice President of Neuroscience at Synergen. From 1985 to 1987, Dr. Collins served as Director of Developmental Neurobiology at the National Science Foundation and, from 1978 to 1985, he served as Associate Professor of Anatomy and Neurobiology at the University of Utah School of Medicine. Dr. Collins received a B.A. in Molecular Biology and an M.A. in Immunology from the University of California, Berkeley and a Ph.D. in Developmental Biology from the University of California, San Diego.

Fredrik Henell, M.D., Ph.D. has served as our Senior Vice President, Business Development since September 2003. From 1998 to August 2003, Dr. Henell served as Vice President, Business Development/M&A at Pharmacia Corporation, a pharmaceutical company. From 1996 to 1998, Dr. Henell served as Vice President, Business Development at Pharmacia & Upjohn for the European market region and, from 1986 through 1996, served in various other capacities at Pharmacia, including Director, Corporate M&A and Senior Researcher. From 1981 through 1985, Dr. Henell conducted research and worked as a clinician at the Department of Pathology, Huddinge University Hospital, Karolinska Institute. Dr. Henell received an M.B.A. from the Stockholm School of Economics and an M.D. and Ph.D. from the Karolinska Institute.

James A. Johnson has served as our Senior Vice President, Chief Financial Officer and Treasurer since February 2001. From 1994 to February 2001, Mr. Johnson served as Chief Financial Officer, Treasurer and Secretary at Targeted Genetics Corporation, a biotechnology company. From January 1999 to February 2001, he also served as Senior Vice President, Finance and Administration at Targeted Genetics and, from 1994 to January 1999, he served as its Vice President, Finance. From 1990 to 1994, Mr. Johnson served as Vice President, Finance and, from 1988 to 1990, as Director of Finance at Immunex Corporation, a biopharmaceutical company. Mr. Johnson received a B.A. in Business Administration from the University of Washington.

Jan K. Öhrström, M.D. has served as our Senior Vice President of Development and Chief Medical Officer since January 2000. From November 1998 to December 1999, Dr. Öhrström served as Director, Worldwide Development Portfolio at Novo Nordisk A/S. From January 1997 to October 1998, he served as Director, Strategic Marketing and, from 1995 to 1996, as Project Director at Novo Nordisk A/S. From 1992 to 1995, he served as Medical Director for Novo Nordisk Pharmaceuticals, Inc. Dr. Öhrström joined the drug development team at Novo Nordisk A/S in 1990. Dr. Öhrström received an M.D. from the University of Copenhagen.

Suzanne M. Shema has served as our Senior Vice President, Intellectual Property and Legal Affairs since April 2003. Previously, Ms. Shema served as our Vice President, Intellectual Property and Legal Affairs from

December 2001 to April 2003 and as Senior Director, Intellectual Property from May 2001 to December 2001. From February 2000 to May 2001, Ms. Shema served as General Counsel at aQuantive, Inc., an Internet advertising company. From July 1998 to February 2000, Ms. Shema served as corporate counsel at ZymoGenetics. From 1991 to March 1998, she served as Associate General Counsel at Research Corporation Technologies, Inc., a technology management company. From 1989 to 1991, Ms. Shema served as Associate General Counsel at NeoRx Corporation, a biotechnology company. From 1985 to 1988, she served as an associate at the law firm of Seed and Berry. Ms. Shema received a B.S. in Chemistry from the University of Texas, an M.S. in Chemistry from the University of Washington and a J.D. from the University of Washington School of Law.

Mark D. Young, Ph.D. has served as our Senior Vice President, Technical Operations since December 2001. From February 1999 to December 2001, Dr. Young served as Chief Operating Officer at Biomira, Inc., a biotechnology company. From November 1997 to February 1999, he served as a consultant to various biotechnology companies. From 1995 to September 1997, Dr. Young served as Vice President, Technical Operations at Protein Design Labs, Inc., a biotechnology company. From 1985 to 1995, Dr. Young served in various capacities at Synergen, including Executive Vice President, Technical Operations from 1993 to 1995, Vice President, Process Development from 1989 to 1993 and Director, Fermentation Development from 1985 to 1989. Dr. Young received a B.S. in Chemical Engineering from the University of Nebraska, an M.S. in Chemical Engineering from Columbia University and a Ph.D. in Chemical Engineering from the University of Michigan.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table sets forth certain compensation information for the years indicated as to the Chief Executive Officer of ZymoGenetics and the four next most highly compensated executive officers based on salary and bonus for the fiscal year ended December 31, 2003.

		Annual Compensation		Long-term Compensation Awards
Name and Principal Position	Year	Salary	Bonus	Securities Underlying Options	All Other Compensation(1)
Bruce L.A. Carter, Ph.D. President and Chief Executive Officer	2003 2002 2001	$538,991 529,022 504,119	$75,327 52,500 50,000	— 166,176 288,000	$12,975 24,918 22,661

James A. Johnson Senior Vice President, Chief Financial Officer and Treasurer	2003 2002 2001	269,350 259,845 226,811	95,497 84,182 83,000	35,000 — 288,000	9,788 17,328 9,175

Frank D. Collins, Ph.D. Senior Vice President of Research and Chief Scientific Officer	2003 2002 2001	303,018 292,325 277,363	45,497 42,728 40,500	40,000 — 108,000	6,298 13,537 12,893

Mark D. Young, Ph.D (2) Senior Vice President, Technical Operations	2003 2002 2001	262,627 254,920 8,093	54,219 30,000 70,835	35,000 — 287,999	7,683 13,564 —

Jan K. Öhrström, M.D. Senior Vice President of Development and Chief Medical Officer	2003 2002 2001	268,711 259,530 240,661	40,346 28,485 33,233	32,500 — 108,000	12,278 20,914 18,687

(1)	All other compensation for 2003 represents employer contributions to our 401(k) retirement plan (Dr. Carter, $12,000; Mr. Johnson, $9,556; Dr. Collins, $5,254; Dr. Young $7,255; and Dr. Öhrström, $12,000) and term life insurance premiums (Dr. Carter, $975; Mr. Johnson, $232; Dr. Collins, $1,044; Dr. Young $428; and Dr. Öhrström, $278).

(2)	Dr. Young became an employee of ZymoGenetics in December 2001.

Option Grants in Last Fiscal Year

The following table sets forth certain information regarding options granted during the fiscal year ended December 31, 2003 to the Chief Executive Officer of ZymoGenetics and the four other officers for whom compensation information is reported in this Proxy Statement.

	Individual Grants
Name	Number of Securities Underlying Options Granted	Percent of Total Options Granted to Employees in Fiscal Year(2)	Exercise Price Per Share	Expiration Date	Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term(1)
					5%	10%
Bruce L.A. Carter, Ph.D.	—	—	$—	—	$—	$—
James A. Johnson	35,000	1.6%	9.80	3/21/2013	215,711	546,654
Frank D. Collins, Ph.D.	40,000	1.8%	9.80	3/21/2013	246,527	624,747
Mark D. Young, Ph.D.	35,000	1.6%	9.80	3/21/2013	215,711	546,654
Jan K. Öhrström, M.D.	32,500	1.5%	9.80	3/21/2013	200,303	507,607

(1)	The dollar amounts under these columns result from calculations at the 5% and 10% rates required by regulations of the Commission. These dollar amounts are not intended to forecast possible future appreciation, if any, of the common stock price. The information in these columns assumes that all options are exercised at the end of each of their terms. Each option has a ten-year term. Actual gains, if any, on stock option exercises will depend on factors such as the future performance of ZymoGenetics and overall stock market conditions. Accordingly, the amount of any such gains cannot be predicted.

(2)	Based on a total of 2,188,272 options granted to employees during fiscal year 2003.

Option Exercises in Last Fiscal Year and Year-End Option Values

The following table sets forth certain information as of December 31, 2003 regarding options held by the Chief Executive Officer of ZymoGenetics and the four other officers for whom compensation information is reported in this Proxy Statement. None of the officers listed in the table below exercised options during the fiscal year ended December 31, 2003.

	Number of Securities Underlying Unexercised Options at Fiscal Year-End		Value of Unexercised in-the-Money Options at Fiscal Year-End(1)
Name	Exercisable	Unexercisable	Exercisable	Unexercisable
Bruce L.A. Carter, Ph.D.	861,838	168,339	$10,667,929	$1,487,377
James A. Johnson.	180,000	89,000	2,290,014	886,504
Frank D. Collins, Ph.D.	245,250	42,750	3,120,144	543,878
Mark D. Young, Ph.D.	143,999	179,000	1,551,992	1,751,503
Jan K. Öhrström, M.D.	245,250	75,250	3,120,144	729,128

(1)	The value of each unexercised in-the-money option at fiscal year-end represents an amount equal to the closing price of our common stock as reported on the Nasdaq National Market on December 31, 2003 ($15.50), minus the per share option exercise price, multiplied by the number of shares underlying the option. An option is in the money if the fair market value of the underlying shares exceeds the exercise price of the option.

Stock Price Performance Graph

The graph below compares the cumulative total shareholder return on ZymoGenetics’ common stock with the cumulative total shareholder return of the CRSP Total Return Index for The Nasdaq Stock Market (U.S. Companies) and the Nasdaq Biotechnology Index, for the period beginning February 1, 2002, the first day of trading after our initial public offering, and ending on December 31, 2003 (assuming the investment of $100 in ZymoGenetics’ common stock and in each of the other indices on February 1, 2002 and reinvestment of all dividends).

The comparisons in the graph below are based on historical data and are not intended to forecast the possible future performance of ZymoGenetics’ common stock.

	2/1/02	6/30/02	12/31/02	6/30/03	12/31/03
ZymoGenetics, Inc.	100.00	73.50	82.50	97.17	129.17
Nasdaq Stock Market (U.S.)	100.00	76.11	69.66	84.50	104.16
Nasdaq Biotechnology Index	100.00	65.41	63.70	86.17	92.83

Compensation Committee Interlocks and Insider Participation

None of our executive officers serves as a member of the compensation committee or board of directors of any entity that has an executive officer serving as a member of our compensation committee or Board of Directors.

REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION

Overview.    The compensation committee of the Board of Directors is responsible for reviewing the compensation of ZymoGenetics’ executive officers and directors, carrying out duties under ZymoGenetics’ incentive compensation plans and other plans approved by us as may be assigned to the committee by the Board and making recommendations to the Board regarding these matters. The current members of the compensation committee are Edward E. Penhoet, Jonathan S. Leff and Lori F. Rafield, who will serve on the committee through the date of the Annual Meeting. All of these directors are nonemployee directors of ZymoGenetics within the meaning of Rule 16b-3 under the Securities Exchange Act of 1934, and meet the independence requirements set forth in the NASD’s Marketplace Rules. The committee reviews with the Board all aspects of compensation for the executive officers.

ZymoGenetics’ executive compensation philosophy is to pay competitively to attract qualified, experienced executive personnel capable of leading our company to the achievement of our business objectives, retain and motivate these executives to achieve superior performance, link individual compensation to individual and company performance, and align executives’ financial interests with those of our shareholders.

The executive compensation program includes the following components:

•	base salaries that are competitive with salaries paid by other biotechnology companies of comparable size with similar business objectives with which we compete for qualified executives;

•	annual short-term incentives that are structured to encourage executives to focus on achieving important short-term business objectives; and

•	long-term incentives in the form of stock option grants, which provide long-term financial incentives on the same basis as those realized by our shareholders.

The compensation committee performs annual reviews of executive compensation to evaluate its competitiveness and consistency with our compensation philosophy.

Base Salaries.    Executive officer salary levels are based on a subjective evaluation, considering the executive’s experience level and performance in achieving specific objectives as well as competitive salaries of individuals in similar positions in the biotechnology industry. Base salary ranges are established for each executive officer having a midpoint approximating the median base salary level for comparable positions within the biotechnology industry. Actual base salaries are determined based on each executive’s experience and scope of responsibilities. The base salary of each executive is reviewed biannually to assess its competitiveness with salaries of other biotechnology executives having similar experience and scope of responsibilities. For each executive officer, the salary is subject to a minimum amount pursuant to an employment agreement, as described in this Proxy Statement under the heading “Employment Contracts, Termination of Employment and Change-in-Control Arrangements.”

In fulfilling its duties, the compensation committee relies on compensation statistics from various sources, including a survey of executive compensation for 505 public and private companies in the biotechnology industry (the Biotech Market Survey). Approximately 31% of the public companies included in this survey are included in the Nasdaq Biotechnology Index, which is included in the Stock Price Performance Graph on page 13 of this Proxy Statement. In 2003, executive officer base salaries were adjusted for a cost-of-living increase based on the change in the regional consumer price index.

Short-term Incentives.    Executives are eligible for annual short-term incentive awards based on the accomplishment of operating goals and other contributions to the company’s performance for the year. These incentives are awarded as a combination of cash payments and stock option grants. Early each year, the Board of Directors approves overall corporate goals as the basis for short-term incentive awards at the end of the year. For 2003, these corporate goals covered specific accomplishments in clinical development, research, business development and finance. Dr. Carter’s short-term incentive award is determined based on actual company performance versus these goals. Each other executive officer is evaluated on the basis of a series of individualized goals related to his or her area of responsibility, which are supportive of the corporate goals.

Dr. Carter is eligible for a short-term incentive award of up to 35% of his base salary, of which 50% is paid in cash and 50% is awarded as a stock option grant. Each other executive officer is eligible for an award of up to 25% of his or her base salary, of which 75% is paid in cash and 25% is awarded as a stock option grant. The stock options are granted with an exercise price equal to the fair market value of the common stock on the grant date and vest over a period of two years. Target awards may be exceeded in extraordinary circumstances to reward exceptional performance or as a result of provisions contained in an executive’s employment agreement, as described in this Proxy Statement under the heading “Employment Contracts, Termination of Employment and Change-in-Control Arrangements.”

Long-term Incentives.    Long-term incentive awards, which consist solely of stock option grants, are a fundamental element in our compensation program. We believe that stock options are an effective way of emphasizing long-term company performance, rewarding employees for creation of value on the same basis as our shareholders. An executive officer typically receives a sizeable stock option grant when he or she joins the company or receives a significant promotion. In determining the size of an initial option grant, level of responsibility and competitive factors are considered.

Executive officers are eligible for annual stock option grants based on the achievement of individual, team and corporate goals. The compensation committee established target annual award levels for the Chief Executive Officer of 100,000 shares and for the other executive officers of 35,000 shares. These target levels may be exceeded to reward exceptional performance and, correspondingly, performance significantly below expectations may result in no award. The options granted have an exercise price equal to the fair market value of the common stock on the grant date and vest over a period of four years.

2003 Compensation of the Chief Executive Officer.    In establishing 2003 compensation for the Chief Executive Officer, the compensation committee considered, in part, Dr. Carter’s employment agreement, which is described in this Proxy Statement under the heading “Employment Contracts, Termination of Employment and Change-in-Control Arrangements.” The committee also considered Dr. Carter’s overall compensation in comparison to data from the Biotech Market Survey regarding the compensation of other chief executive officers in biotechnology companies of similar size as well as ZymoGenetics’ relative success in achieving corporate goals. Based on this review, Dr. Carter’s salary was increased to reflect cost-of-living adjustments provided by his employment contract, which was approximately equal to the average increase in the biotechnology industry.

In January 2004, the compensation committee reviewed Dr. Carter’s accomplishments over the previous year, particularly as they related to the corporate goals described above. Based on this review, the committee awarded Dr. Carter a short-term incentive award for 2003 of $150,654, 50% of which was paid in cash, and 50% was paid in stock options for the purchase of 9,761 shares of common stock. In addition, Dr. Carter was awarded options to purchase 110,000 shares of common stock as a long-term incentive award.

Section 162(m) Limitations on Executive Compensation.    Compensation payments in excess of $1 million to each of the Chief Executive Officer and the four other most highly compensated executive officers are subject to a limitation on deductibility for ZymoGenetics under Section 162(m) of the Internal Revenue Code of 1986, as

amended. Certain performance-based compensation is not subject to the limitation on deductibility. The committee does not expect cash compensation in 2004 to the Chief Executive Officer or any other executive officer to be in excess of $1 million. ZymoGenetics’ 2001 stock incentive plan is designed to qualify stock option awards for the performance-based exception to the $1 million limitation on deductibility of compensation payments.

Submitted by the compensation committee of ZymoGenetics’ Board of Directors.

Edward E. Penhoet (chairman)

Jonathan S. Leff

Lori F. Rafield

REPORT BY THE AUDIT COMMITTEE

All of the members of the audit committee of the Board of Directors are independent in accordance with applicable rules promulgated by the Commission and the NASD. Each member is able to read and understand fundamental financial statements, including the company’s balance sheet, income statement and cash flow statement. The Board has determined that Mr. Nielsen is an “audit committee financial expert” as defined in Section 401(h) of Regulation S-K promulgated by the Commission.

The Board of Directors has adopted a written audit committee charter, which was amended in March 2004. A copy of the amended charter is provided herewith as Appendix A. The audit committee has reviewed and discussed the audited financial statements for fiscal year 2003 with ZymoGenetics’ management and independent auditors. In addition, the committee has discussed with ZymoGenetics’ independent auditors the matters required to be discussed by SAS 61 (Codification of Statement on Auditing Standards, AU Section 380). The committee also has received the written disclosures and the letter from ZymoGenetics’ independent auditors required by the Independence Standards Board Standard No. 1 and has discussed with the independent auditors the independent auditors’ independence. Based on the reviews and discussions referenced above, the committee recommended to ZymoGenetics’ Board that the audited financial statements for fiscal year 2003 be included in ZymoGenetics’ Annual Report on Form 10-K for fiscal year 2003.

Audit Committee

Kurt Anker Nielsen (chairman)

Edward E. Penhoet

George B. Rathmann

CERTAIN TRANSACTIONS

Transactions with Novo Nordisk

Lars Rebien Sørensen, one of our directors, is President and Chief Executive Officer of Novo Nordisk A/S. Novo A/S is the controlling shareholder of Novo Nordisk A/S. Novo Nordisk A/S is the parent company of Novo Nordisk of North America, Inc., which is the parent company of Novo Nordisk Pharmaceuticals, Inc. Novo Nordisk Pharmaceuticals, Inc. and Novo A/S hold, in the aggregate, approximately 41% of our common stock. We have entered into the following agreements with Novo Nordisk entities.

Option and License Agreement.    Pursuant to an option and license agreement, effective November 10, 2000, we granted Novo Nordisk A/S options to license an unlimited number of proteins discovered by us after August 25, 1995 that modulate the activity of insulin-producing beta cells, which are involved in diabetes, a core business focus of Novo Nordisk A/S. In addition, we granted Novo Nordisk A/S options to license up to the greater of eight proteins or 25% of all proteins discovered by us after August 25, 1995, other than those related to beta cells. Novo Nordisk A/S pays us $7.5 million per year for an initial term of four years, with the right to extend this agreement for two additional years. If Novo Nordisk A/S extends this agreement for two additional years, it will have the right to license any beta-cell proteins plus four additional proteins and will be required to pay us $7.5 million per year. Any license we grant to Novo Nordisk A/S under this agreement, other than a license relating to beta-cell proteins, will be worldwide, except for North America. Any license relating to beta-cell proteins that we grant to Novo Nordisk A/S will be worldwide. Novo Nordisk A/S has the option at several points during the research and development phase of a particular protein to (1) extend the option by paying an extension fee and agreeing to pay a portion of the research and development costs, (2) exercise the option and take a license, or (3) decline to exercise or extend the option, thereby forgoing any and all future rights to the protein. Upon the exercise of an option by Novo Nordisk A/S, we negotiate a license agreement containing certain predetermined terms. Initial payments and milestone payments for each protein licensed could total approximately $20 million, regardless of the point at which the protein is licensed. Upfront and milestone payments for beta-cell proteins licensed could total up to approximately $28 million. Royalty rates will be lowest if the option to license is exercised during the early development stages, and will increase substantially each time an option is extended. To date, Novo Nordisk A/S has exercised options to license five proteins. In connection with this agreement, Novo Nordisk A/S paid us $8.5 million in the year ended December 31, 2003.

Collaborative Agreement for IL-21.    Effective December 14, 2002, we entered into an agreement pursuant to which we will work collaboratively with Novo Nordisk A/S up to the filing of an investigational new drug application (IND) in the United States for interleukin-21 (IL-21). Under the terms of this agreement, we will provide Novo Nordisk A/S access and rights to all data, intellectual property and other information generated subsequent to August 21, 2001, the date on which Novo Nordisk A/S licensed the rights to IL-21 outside North America pursuant to the Option and License Agreement. We also agreed to negotiate in good faith toward a further agreement involving collaborative development through filing for regulatory approval of IL-21. Under the terms of this agreement, Novo Nordisk A/S agreed to reimburse us for a portion of the costs we incurred during the period from August 21, 2001 through December 31, 2002, subject to our meeting certain demonstration requirements. We also agreed to share equally the costs related to the IL-21 development program incurred beginning January 1, 2003 through the date of the IND filing. Novo Nordisk A/S also agreed to pay us an increased royalty on its sales of IL-21 outside North America. In connection with this agreement, Novo Nordisk A/S paid us $4.9 million in the year ended December 31, 2003.

IL-20 License Agreement.    Effective January 1, 2004, we entered into an agreement under which we granted to Novo Nordisk A/S an exclusive license in North America to our patents and know how related to interleukin-20 (IL-20). We received an upfront nonrefundable, noncreditable license fee of $4 million, and we are eligible to receive milestone payments based on the achievement of development milestones and royalties on sales of any resulting products.

Human Glucagon/Analogues of Human Glucagon Agreement.    Effective as of September 28, 2000, we amended and restated an earlier agreement with Novo Industri A/S (a predecessor corporation to Novo Nordisk A/S) relating to human glucagon and analogues of human glucagon, granting Novo Industri A/S a license to substantially all of our rights to technology relating to human glucagon and analogues of human glucagon. Under this amended and restated agreement, we are entitled to royalties based on Novo Industri A/S’s aggregate net sales of products produced using this technology. In connection with this amended and restated agreement, we recorded royalty revenues of approximately $860,000 for the year ended December 31, 2003.

Insulin Agreement.    We entered into an agreement with Novo Industri A/S, effective as of August 6, 1982, granting Novo Industri A/S a perpetual, exclusive, irrevocable, worldwide license to our technology relating to human insulin and human pro-insulin. Under this agreement, we earn milestone payments and royalties based on the manufacturing cost savings generated by Novo Industri A/S using the licensed technology. In connection with this agreement, we recorded royalty revenues of approximately $5.5 million for the year ended December 31, 2003.

Platelet-derived Growth Factor Royalty Agreement.    Novo Nordisk A/S assigned to us its rights to receive royalties under a license agreement relating to platelet-derived growth factor with Johnson & Johnson and Chiron Corporation, originally dated January 18, 1994. Royalties under this agreement totaled approximately $1.8 million for the year ended December 31, 2003.

Other Transactions

Loans to Executive Officers. On September 14, 2001, we made loans of $400,000 to Bruce L.A. Carter, our President, Chief Executive Officer and a director, and $150,000 to James A. Johnson, our Senior Vice President, Chief Financial Officer and Treasurer, pursuant to promissory notes in connection with the purchase of shares of common stock upon the exercise of stock options by Dr. Carter and Mr. Johnson. The loans bear interest at a rate equal to the applicable federal rate. This interest is nonrefundable and nonprepayable. All outstanding principal on the notes is payable on the three-year anniversary of the notes, with accrued interest payable annually on each anniversary of the notes. Each of these loans is secured by a pledge of the shares of common stock issued in connection with the extension of the loan. Each of the executives’ personal liability is limited to 50% of the original principal amount of the note and 100% of the accrued interest and costs, including attorneys’ fees, due under the note. The maximum aggregate amount of principal and interest outstanding under the loan to Dr. Carter in fiscal year 2003 was $415,280, and the outstanding principal and interest on the loan as of April 1, 2004 was $408,373. The maximum aggregate amount of principal and interest outstanding under the loan to Mr. Johnson in fiscal year 2003 was $155,730, and the outstanding principal and interest on the loan as of April 1, 2004 was $153,140.

EMPLOYMENT CONTRACTS, TERMINATION OF EMPLOYMENT AND

CHANGE-IN-CONTROL ARRANGEMENTS

Employment Agreements

In November 2000, Bruce L.A. Carter entered into a four-year employment agreement to serve as our President and Chief Executive Officer. Pursuant to the employment agreement, the term of the agreement was automatically extended daily beginning on the third anniversary of the date of the agreement so that the remaining term of the agreement is always at least one year. We or Dr. Carter may terminate the automatic extension mechanism at any time by written notice to the other party. The employment agreement provides for an initial annual salary of no less than $500,000, which is subject to annual cost-of-living adjustments. The employment agreement provides that we may terminate Dr. Carter at any time with or without cause. However, in the event Dr. Carter is terminated without cause or terminates his employment for good reason, we must pay him severance benefits, including (1) his then current annual salary for a period of two years, which amounts are payable in a discounted lump sum at Dr. Carter’s request, (2) any accrued but unpaid bonus and benefits, and (3) continued health care benefits for Dr. Carter and his dependents for a period of two years or until substantially the same benefits are provided to him by another employer. Under this agreement, good reason is defined to include our failure to obtain written assumption of our obligations under the agreement by any successor to all or substantially all of our assets or the occurrence of a change in control following which Dr. Carter ceases to hold the position of President and Chief Executive Officer of the parent or combined entity resulting from such change in control. Under this agreement, cause is defined to include Dr. Carter’s conviction of, or plea of guilty or nolo contendere to, a felony involving theft, moral turpitude or fraud or his engagement in gross neglect or gross misconduct, or habitual misuse of drugs or alcohol, resulting in material injury to our business or reputation. In addition, all stock options, restricted stock and performance shares held by Dr. Carter will immediately vest if (1) he is terminated without cause or he terminates his employment for good reason following a change in control or (2) his employment is terminated as a result of his death or his inability to perform his duties because of physical or mental illness or disability. Dr. Carter’s employment agreement also includes a one-year noncompetition provision and a two-year nonsolicitation provision.

For purposes of Dr. Carter’s employment agreement, a change in control is deemed to happen upon the occurrence of the following events:

•	a merger, reorganization or sale or other disposition of all or substantially all of our assets as a result of which (1) our shareholders hold 50% or less of the outstanding common stock of the surviving entity, (2) our shareholders hold 50% or less of the combined voting power of the outstanding voting securities of the surviving entity, (3) a single shareholder or group of affiliated shareholders holds more than 50% of the outstanding common stock of the surviving entity, (4) a single shareholder or group of affiliated shareholders holds more than 50% of the combined voting power of the outstanding voting securities of the surviving entity, or (5) less than a majority of the members of the board of directors of the surviving entity were members of our Board of Directors; or

•	approval by our shareholders of a complete liquidation or dissolution of ZymoGenetics.

Frank D. Collins, James A. Johnson, Jan K. Öhrström and Mark D. Young each have entered into a two-year employment agreement, which will automatically renew for successive one-year terms until notice of termination has been provided by either the executive or us. Dr. Collins and Mr. Johnson entered into their agreements in April 2001; Dr. Öhrström entered into his agreement in March 2001; and Dr. Young entered into his agreement in January 2002. Dr. Collins’ employment agreement provides for an initial annual salary of $270,000; Mr. Johnson’s employment agreement provides for an initial annual salary of $240,000; Dr. Öhrström’s employment agreement provides for an initial annual salary of $221,550; and Dr. Young’s employment agreement provides for an initial annual salary of $250,000. Mr. Johnson’s agreement also provided for a bonus of $100,000, one half of which was earned upon completion of our initial public offering in February 2002 and the other half on the one-year anniversary of such event. Each employment agreement provides that we may terminate the executive at any time with or without cause. However, in the event the executive is terminated without cause or terminates his employment for good reason, we must pay him severance benefits, including (1) payments of the executive’s then current annual base salary for 12 months and (2) accrued but unpaid base salary. Under each agreement, good reason is defined to include the requirement by a successor company that the executive relocate his principal place of employment to a location more than 50 miles from the principal place of employment where the executive was employed or our failure to obtain an agreement from a successor company to assume and perform the obligations of such executive’s employment agreement. Under each agreement, cause is defined to include the executive’s willful misconduct, insubordination or dishonesty in the performance of his duties that results in a material adverse effect on us, willful actions or intentional failures to act made in bad faith by the executive that materially impair our business or reputation, conviction of a felony involving an act of dishonesty, moral turpitude or fraud or material violation of the executive’s inventions agreement with us. Each executive’s employment agreement also includes a one-year noncompetition provision and a one-year nonsolicitation provision.

Change-in-Control Provisions Under the Amended and Restated 2000 Stock Incentive Plan and the 2001 Stock Incentive Plan

If a corporate transaction specified in our amended and restated 2000 stock incentive plan or our 2001 stock incentive plan, such as a merger or sale of ZymoGenetics or a sale of all or substantially all of ZymoGenetics’ securities or assets (other than a transfer to a majority-owned subsidiary), occurs, then, unless individual agreements provide otherwise, each outstanding award under the applicable plan will automatically accelerate and become 100% vested and exercisable immediately before the corporate transaction, unless the award is assumed, continued or replaced with a comparable award by the successor corporation or the parent of the successor corporation. If option vesting is accelerated, any rights of repurchase we hold applicable to the stock issued upon exercise of any unvested options will lapse. Any option or stock award a participant holds that is assumed, continued or replaced with a comparable award in the corporate transaction, other than in specified related-party transactions, will accelerate if the participant’s employment or services are terminated by the successor corporation without cause within one year after the corporate transaction.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), requires the officers, directors and persons who own more than 10% of a registered class of equity securities of ZymoGenetics to file reports of ownership and changes in ownership with the Commission. Officers, directors and greater-than-10% beneficial owners are required by Commission regulations to furnish ZymoGenetics with copies of all Section 16(a) forms they file.

Based solely on our review of the copies of such forms we received, or written representations from certain reporting persons that no forms were required for those persons, ZymoGenetics believes that during 2003 all filing requirements required by Section 16(a) applicable to our officers, directors and greater-than-10% beneficial owners were complied with by such persons.

INDEPENDENT AUDITORS

The Board of Directors has selected PricewaterhouseCoopers LLP, certified public accountants, to act as independent auditor of ZymoGenetics for fiscal year 2003. PricewaterhouseCoopers LLP, including its predecessor firm Price Waterhouse LLC, has been the auditor of ZymoGenetics since 1988. A representative of PricewaterhouseCoopers LLP is expected to be present at the Annual Meeting, with the opportunity to make a statement, if the representative so desires, and is expected to be available to respond to appropriate questions from shareholders.

The aggregate fees and expenses billed for professional services rendered by PricewaterhouseCoopers LLP with respect to fiscal years 2003 and 2002 were as follows:

		2003	2002
(1)	Audit Fees (including services provided in connection with the 2002 initial public offering and the 2003 follow-on public offering)	$226,700	$231,653
(2)	Audit-Related Fees	$—	$—
(3)	Tax Fees (for work relating to review of tax returns and research of various tax matters)	$10,351	$26,836
(4)	All Other Fees	$—	$—

The audit committee has established a policy requiring its review and pre-approval of all audit services and permitted nonaudit services to be performed by our independent auditors. The policy allows the audit committee to delegate pre-approval authority to one or more audit committee members, who would be required to present any decision made pursuant to this delegated authority at the next audit committee meeting. The audit committee may establish additional or other procedures for the approval of audit and nonaudit services to be performed by our independent auditors. All of the audit services in 2003 were pre-approved by the audit committee. None of the tax services in 2003 were pre-approved by the audit committee; all such services were performed pursuant to agreements in existence on May 6, 2003, the date after which audit committee pre-approval is required under Regulation S-X.

SHAREHOLDER PROPOSALS FOR 2005 ANNUAL MEETING

Under the Commission’s proxy rules, shareholder proposals that meet certain conditions may be included in the Proxy Statement and Form of Proxy for a particular annual meeting. Shareholders that intend to present a proposal at the ZymoGenetics 2005 Annual Meeting of Shareholders must give notice of the proposal to ZymoGenetics no later than January 4, 2005 to be considered for inclusion in the Proxy Statement and Form of Proxy relating to that meeting. Shareholders that intend to present a proposal at the 2005 Annual Meeting that will not be included in the Proxy Statement and Form of Proxy must give notice of the proposal to ZymoGenetics not earlier than March 12, 2005 and not later than April 11, 2005. However, if the date of the 2005 Annual Meeting is earlier than May 11, 2005 or later than July 10, 2005, notice of a proposal must be received by ZymoGenetics by the later of the 90th day prior to the 2005 Annual Meeting or the tenth day following the day on which the notice of the date of the meeting was mailed or the day on which public announcement of such meeting was made. Pursuant to Rule 14a-4(c)(1) promulgated under the Exchange Act, the proxies designated by ZymoGenetics for the 2005 Annual Meeting will have discretionary authority to vote with respect to any such proposal that is determined to be untimely. In addition, our bylaws provide that any matter to be presented at the 2005 Annual Meeting must be proper business to be transacted at the Annual Meeting or a proper nomination to be decided on at the Annual Meeting and must have been properly brought before such a meeting pursuant to the bylaws. Receipt by ZymoGenetics of a proposal from a qualified shareholder in a timely manner will not guarantee its inclusion in the proxy materials or its presentation at the 2005 Annual Meeting because there are other relevant requirements in the Commission’s proxy rules.

OTHER MATTERS

As of the date of this Proxy Statement, the Board of Directors does not intend to present, and has not been informed that any other person intends to present, any matters for action at the Annual Meeting other than the matters specifically referred to in this Proxy Statement. If other matters properly come before the Annual Meeting, it is intended that the holders of the proxies will act with respect thereto in accordance with their best judgment.

Copies of the ZymoGenetics 2003 Annual Report to Shareholders are being mailed to shareholders, together with this Proxy Statement, Form of Proxy and Notice of Annual Meeting of Shareholders. Additional copies may be obtained from the Secretary of ZymoGenetics, 1201 Eastlake Avenue East, Seattle, Washington 98102.

ZymoGenetics has adopted a code of ethics applicable to its Chief Executive Officer, chief financial officer and persons performing similar functions. A copy of the code of ethics is available on our website at www.zymogenetics.com.

THE ANNUAL REPORT OF ZYMOGENETICS ON FORM 10-K FOR THE FISCAL YEAR ENDED DECEMBER 31, 2003, AS FILED WITH THE COMMISSION, IS INCLUDED IN THE ZYMOGENETICS 2003 ANNUAL REPORT TO SHAREHOLDERS.

BY ORDER OF THE BOARD OF DIRECTORS,

Bruce L.A. Carter, Ph.D.

President and Chief Executive Officer

Seattle, Washington

May 3, 2004

Appendix A

ZYMOGENETICS, INC.

AUDIT COMMITTEE CHARTER

I.	GENERAL FUNCTIONS, AUTHORITY, AND ROLE

The audit committee is a committee of the board of directors. Its primary function shall be to assist the board in fulfilling its oversight responsibilities by overseeing the accounting and financial reporting processes of the company and the audits of the financial statements of the company, and reviewing the financial information to be provided to the company’s shareholders through filings with the Securities and Exchange Commission and to the general public through press releases.

The audit committee shall have the power to conduct or authorize investigations into any matters within the committee’s scope of responsibilities. In connection with such investigations or otherwise in the course of fulfilling its responsibilities under this charter, the audit committee shall have the authority to retain special legal, accounting, or other consultants or advisors to advise it, and to determine the funding for such consultants or advisors, and may request any officer or employee of the company, its outside legal counsel or outside auditor to attend a meeting of the audit committee or to meet with any members of, or consultants to, the audit committee. The audit committee shall also have the authority to determine the funding by the company of ordinary administrative expenses of the committee that are necessary and appropriate in carrying out its duties.

The company’s outside auditor shall ultimately be accountable to the audit committee and the board of directors, as representatives of the shareholders, and the audit committee shall have the ultimate authority and responsibility to appoint, oversee, approve the compensation of, and, where appropriate, replace the outside auditor. In the course of fulfilling its specific responsibilities hereunder, the audit committee shall strive to maintain an open avenue of communication between the company’s outside auditor and the board of directors.

The responsibilities of a member of the audit committee shall be in addition to such member’s duties as a member of the board of directors.

While the audit committee shall have the responsibilities and powers set forth in this charter, it shall not be the duty of the audit committee to plan or conduct audits of the company’s financial statements. These are the responsibilities of the outside auditor. Nor shall it be the duty of the audit committee to conduct investigations or to assure compliance with laws and regulations or the company’s own policies.

II.	MEMBERSHIP

The audit committee shall consist of at least three members of the board of directors who shall serve at the pleasure of the board of directors. The members of the audit committee shall meet the independence and financial literacy, experience, sophistication and expertise requirements of The Nasdaq Stock Market, Inc. (or similar requirements of such other securities exchange or quotation system as may from time to time apply to the company), and such requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and the Securities and Exchange Commission (the “SEC”).

Audit committee members and the committee chair shall be designated by the full board of directors.

III.	RESPONSIBILITIES

The responsibilities of the audit committee shall be as follows:

A.  GENERAL

1. Meet at least once per quarter or more frequently as circumstances or the obligations of the audit committee require.

2.  Report audit committee actions to the board of directors with such recommendations as the committee may deem appropriate.

3.  Annually review and reassess the adequacy of this charter and submit it to the board of directors for approval.

4.  Perform such functions as may be assigned by law, the company’s articles of incorporation or bylaws, or the board of directors.

B.  OUTSIDE AUDITOR

1.  As necessary, consider with management and the outside auditor the rationale for employing audit firms other than the principal outside auditor.

2.  Select, appoint and oversee the outside auditor, resolve disagreements between management and the outside auditor regarding financial reporting, approve the compensation of the outside auditor, and, as necessary, review and approve the discharge of the outside auditor. The outside auditor shall report directly to the audit committee.

3.  Take reasonable steps to confirm the independence of the outside auditor, which shall include (a) ensuring receipt from the outside auditor of a formal written statement delineating all relationships between the outside auditor and the company, consistent with Independence Standards Board Standard No. 1, (b) discussing with the outside auditor any disclosed relationships or services that may impact the objectivity and independence of the outside auditor, and (c) as necessary, taking, or recommending that the board of directors take, appropriate action to oversee the independence of the outside auditor.

4.  In performing Item 3 above, the audit committee shall consider whether the outside auditor’s provision of any non-audit services is compatible with the independence of the outside auditor.

5.  Pre-approve all audit and permissible non-audit services provided by the outside auditor, and establish policies and procedures with respect to such pre-approvals. The audit committee may delegate this authority to one or more members of the committee. The pre-approval decisions of any audit committee member to whom pre-approval authority is delegated must be presented to the audit committee at its next scheduled meeting.

C.  AUDIT PROCESS AND RESULTS

1.  Consider, in consultation with the outside auditor, the audit plan and scope.

2.  Review with the outside auditor the coordination of the audit effort to assure completeness of coverage, reduction of redundant efforts, and the effective use of audit resources.

3.  Review reports from the outside auditor regarding:

    a.  All critical accounting policies and practices to be used.

    b.  All alternative treatments of financial information within GAAP that have been discussed with management, ramifications of the use of such alternative disclosures and treatments, and the treatment preferred by the outside auditor.

    c.  Other material written communications between the outside auditor and management, such as management letters or schedules of unadjusted differences.

4.  Consider and review with the outside auditor:

    a.  Any significant matters regarding internal controls over financial reporting that have come to the attention of the auditors during the course of their audit.

    b.  Any report or attestation issued by the outside auditor regarding the company’s internal controls.

    c.  Any related significant findings and recommendations of the outside auditor together with management’s responses thereto.

    d.  The matters required to be discussed by Statement on Auditing Standards No. 90, as the same may be modified, supplemented or superseded from time to time.

5.  Review and discuss with management and the outside auditor at the completion of the annual examination:

    a.  The company’s audited financial statements and related footnotes.

    b.  The outside auditor’s audit of the financial statements and their report thereon.

    c.  Any significant changes required in the outside auditor’s audit plan.

    d.  Any difficulties or disputes with management encountered during the course of the audit, including any restrictions on the scope of the auditors’ work or access to required information.

    e.  Other matters related to the conduct of the audit which are to be communicated to the committee under generally accepted auditing standards.

6.  Review and discuss with management and the outside auditor the unaudited quarterly financial statements.

7.  Consider and review with management:

    a.  Significant findings during the year and management’s responses thereto.

    b.  Any reports by management regarding the effectiveness of, or any deficiencies in, the design or operation of internal controls, any material weaknesses in internal controls, and any fraud or alleged fraud, whether or not material, that involves management or other employees who have a significant role in the company’s internal controls.

8.  Inquire of management about significant financial risks or exposures and assess the steps management has taken to minimize such risks to the company.

9.  Meet with the outside auditor and management in separate executive sessions to discuss any matters that the committee or these parties believe should be discussed privately with the audit committee.

D.  SECURITIES AND EXCHANGE COMMISSION FILINGS

1.  Review with management and the outside auditor, as appropriate, filings with the Securities and Exchange Commission and other published documents containing the company’s financial statements, including the disclosure contained in such filings under the heading “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

2.  Prepare the report required by the rules of the Securities and Exchange Commission to be included in the company’s annual proxy statement.

E.  INTERNAL CONTROLS AND LEGAL MATTERS

1.  Review legal and regulatory matters that may have a material impact on the financial statements and review related company compliance policies.

2.  To the extent delegated by the Board of Directors, review and approve all “related-party transactions,” as that term is defined in Item 404 of Regulation S-K, as promulgated by the SEC.

3.  Establish procedures for the receipt, retention, and treatment of complaints received by the company regarding accounting, internal accounting controls, or auditing matters, and the confidential, anonymous submission by employees of the company of concerns regarding questionable accounting or auditing matters, as required under applicable SEC and Nasdaq rules.

4. Establish, monitor and enforce the code of ethics for the chief executive officer and other senior financial officers in compliance with applicable SEC and Nasdaq rules.

5. Receive corporate attorneys’ reports of evidence of material violations of securities laws or breaches of fiduciary duty.

6. Perform an evaluation of Audit Committee performance at least annually to determine whether it is functioning effectively.

PROXY

ZYMOGENETICS, INC.

This Proxy is solicited by the Board of Directors for the Annual Meeting of Shareholders – June 10, 2004

The undersigned shareholder of ZymoGenetics, Inc., a Washington corporation (“ZymoGenetics”), hereby appoints Bruce L.A. Carter, Ph.D. and James A. Johnson and each of them as proxies, with full power of substitution, to represent and vote as designated all shares of common stock of ZymoGenetics held of record by the undersigned on April 26, 2004, at the Annual Meeting of Shareholders of ZymoGenetics to be held at the headquarters of ZymoGenetics, 1201 Eastlake Avenue East, Seattle, Washington 98102, at 8:00 a.m. on Thursday, June 10, 2004, or any adjournment or postponement thereof, with authority to vote upon the matter listed on the other side of this proxy card and with discretionary authority as to any other matters that may properly come before the meeting.

SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED BY THE SHAREHOLDER IN THE SPACE PROVIDED. IF THIS PROXY IS EXECUTED BUT NO DIRECTION IS GIVEN, THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED “FOR ALL NOMINEES” IN ITEM 1, AND IN ACCORDANCE WITH THE DISCRETION OF THE PERSONS NAMED AS PROXIES HEREIN ON ANY OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE ANNUAL MEETING.

The undersigned acknowledges receipt of the Notice of Annual Meeting of Shareholders and the accompanying Proxy Statement.

SEE REVERSE SIDE IMPORTANT – PLEASE DATE AND SIGN ON THE OTHER SIDE. SEE REVERSE SIDE

Address Change/Comments (Mark the corresponding box on the reverse side)

FOLD AND DETACH HERE

Please Mark Here for Address Change or Comments SEE REVERSE SIDE

The Board of Directors recommends a vote “FOR” all Nominees in Item 1.

FOR all Nominees WITHHELD AUTHORITY to vote for all Nominees

1. ELECTION OF DIRECTORS Nominees:

01. Bruce L.A. Carter, Ph.D. – Three-year term 02. Edward E. Penhoet, Ph.D. – Three-year term

INSTRUCTION: To withhold authority for any individual nominee, print the nominee’s name in the following space:

MARK HERE IF YOU PLAN TO ATTEND THE MEETING

MARK HERE FOR ADDRESS CHANGE AND NOTE BELOW

PLEASE MARK, SIGN, DATE AND PROMPTLY RETURN THIS PROXY IN THE ENCLOSED ENVELOPE.

Signature:             Date:             Please sign exactly as your name appears hereon. If your shares are held by two or more persons, each person should sign. Attorneys, trustees, executors and other fiduciaries acting in a representative capacity should sign their names and give their titles. An authorized person should sign on behalf of corporations, partnerships, associations, etc. and give his or her title.

FOLD AND DETACH HERE